Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
February 27, 2018 and the Prospectus dated November 8, 2016
Registration No. 333-214510

WPC Eurobond B.V.

€500,000,000 2.125% Senior Notes due 2027

Issuer:	WPC Eurobond B.V.

Guarantor:	W.P. Carey Inc.

Offering Format:	SEC Registered

Security Type:	Senior Unsecured Fixed Rate Notes

Aggregate Principal Amount:	€500,000,000

Stated Maturity Date:	April 15, 2027

Coupon:	2.125% per year

Public Offering Price:	99.324%, plus accrued and unpaid interest, if any, from the Settlement Date

Mid-Swap Yield:	1.008%

Spread to Mid-Swap Yield:	+120 basis points

Benchmark Government Security:	DBR 0.25% due February 15, 2027

Benchmark Government Security
Price and Yield:	97.41% / 0.547%

Spread to Benchmark Government
Security:	+166.1 basis points

Yield to Maturity (annual):	2.208%

Interest Payment Dates:	April 15 of each year, commencing April 15, 2018 (short first coupon).

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:

At any time prior to January 15, 2027 (i.e., three months prior to the Stated Maturity Date), make-whole call based on the Comparable Government Bond Rate plus 25 basis points; if redeemed on or after January 15, 2027 (i.e., three months prior to the Stated Maturity Date), at 100% of the aggregate principal amount of the Notes to be redeemed; plus, in each case, accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but not including, such redemption date.

Listing:	The Issuer intends to list the notes on the Global Exchange Market of the Irish Stock Exchange.

Joint Book-Running Managers:	Merrill Lynch International
Barclays Bank PLC
Wells Fargo Securities International Limited

Co-Managers:	BNY Mellon Capital Markets, LLC
Capital One Securities, Inc.
PNC Capital Markets LLC
Regions Securities LLC
Scotiabank Europe plc
Stifel, Nicolaus Europe Limited

ISIN/Common Code/CUSIP:	XS1785458172 / 178545817 / 92940N AB5

Denominations:	€100,000 x €1,000

Trade Date:	February 27, 2018

Settlement Date; Settlement and Trading:	March 6, 2018, through the facilities of Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A.

Expected Ratings:	Baa2 (Stable) by Moody’s Investors Service, Inc. and BBB (Stable) by Standard & Poor’s*

Terms used herein but not defined shall have the respective meanings as set forth in the Issuer’s preliminary prospectus supplement dated February 27, 2018.

MiFID II professionals/ECPs-only / No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The communication of this pricing term sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing term sheet relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering.  You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting Merrill Lynch International collect at +44-207-995-3966, Barclays Bank PLC collect at 1-888-603-5847 and Wells Fargo Securities International Limited collect at +44-207-149-8481.

* A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.